Filed Pursuant to Rule 424(b)(3)
Registration Number 333-147550

Prospectus

Constellation Brands, Inc.

Offer to Exchange

$700,000,000 aggregate principal amount of 7.25% Senior Notes due 2017,

which have been registered under the Securities Act,

for any and all outstanding, unregistered 7.25% Senior Notes due 2017

We are offering to exchange our registered 7.25% Senior Notes due 2017, or the exchange notes, for our currently outstanding, unregistered 7.25% Senior Notes due 2017, or the original notes. We sometimes refer to the original notes and the exchange notes in this prospectus collectively as the notes. The exchange notes are substantially identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, will not have any transfer restrictions, will bear a different CUSIP number from the original notes and will not entitle their holders to registration rights or rights to liquidated damages. The exchange notes will represent the same debt as the original notes, and we will issue the exchange notes pursuant to, and they will be entitled to the benefits of, the same indenture. We are making this exchange offer in order to satisfy certain contractual obligations.

Certain of our existing and future subsidiaries will guarantee the exchange notes on a senior unsecured basis to the extent and for so long as such entities, or the subsidiary guarantors, guarantee our senior credit facility. If we do not make scheduled payments on the exchange notes, the subsidiary guarantors will be required to make them for us. The exchange notes will rank equally in right of payment with all of our existing and future unsecured senior indebtedness, senior in right of payment to all of our existing and future senior subordinated indebtedness, and effectively subordinated in right of payment to our secured indebtedness, including all borrowings under our senior credit facility, to the extent of the value of the assets securing such indebtedness.

The principal terms of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on January 7, 2008 unless we extend it.

•	We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	The exchange of exchange notes for original notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the original notes or the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the date of expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 11 for a discussion of certain risks that you should consider before deciding to tender your original notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2007.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any persons to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date indicated on the front cover of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol “STZ”, and you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Annual Report on Form 10-K for the year ended February 28, 2007, filed on April 30, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended May 31, 2007, filed on July 10, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2007, filed on October 10, 2007;

•

Current Reports on Form 8-K filed on April 9, 2007 (two filings; in each case, Item 5.02 only), April 23, 2007, May 2, 2007, May 7, 2007 (Item 1.01 only), May 11, 2007 (Item 5.02 only), May 14, 2007, June 28, 2007 (of two filed that date, the report regarding appointment of new chief executive officer and only Item 5.02 thereof), July 31, 2007, October 4, 2007 (of two filed that date, the report regarding the appointment of a new director and only Item 5.02 thereof and Exhibit 99.1 thereto), November 14, 2007 (two filings; Item 1.01 and Exhibit 2.1 thereto and Item 2.05 only), November 20, 2007, and December 4, 2007;

•	Definitive proxy statement for special meeting of stockholders to be held December 6, 2007, filed with the SEC on November 1, 2007; and

•

All other documents filed by Constellation Brands pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until the expiration date of the exchange offer.

You may request a copy of these filings, except exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus, at no cost, by writing or telephoning us at:

Constellation Brands, Inc.

370 Woodcliff Drive, Suite 300

Fairport, New York 14450

585-218-3600

Attention: David S. Sorce, Secretary

To obtain timely delivery of any of this information or our filings, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2008, unless extended. See “The Exchange Offer” for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. Forward-looking statements are inherently uncertain, and actual performance or results may differ materially and adversely from that expressed in, or implied by, any such statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts.

INDUSTRY DATA

Market positions and industry data discussed in this prospectus have been obtained or derived from the following industry and government publications: Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Spirits Market: Impact Databank Review and Forecast; Euromonitor; Australian Bureau of Statistics; Information Resources, Inc.; ACNielsen; Association for Canadian Distillers; AZTEC; and DISCUS. We have not independently verified these data. Unless otherwise noted, all references to market positions are based on unit volume.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire document and the documents incorporated by reference. Unless we indicate otherwise, and except with respect to any description of the notes, the terms “Company,” “we,” “us” and “our” refer to Constellation Brands, Inc. together with its consolidated subsidiaries.

Constellation Brands, Inc.

We are a leading international producer and marketer of beverage alcohol with a broad portfolio of brands across the wine, spirits and imported beer categories. We have the largest wine business in the world and have a leading market position in each of our core markets, which include the United States, Canada, the United Kingdom, Australia and New Zealand. In the U.S., we are the largest multi-category (wine, spirits and imported beer) supplier of beverage alcohol. Our strong market positions make us a supplier of choice to our customers who include wholesale distributors, retailers, on-premise locations and government alcohol beverage control agencies.

With our broad product portfolio, we believe we are distinctly positioned to satisfy an array of consumer preferences across all beverage alcohol categories and price points. Many of our products are recognized leaders in their respective categories and geographic markets. Leading brands in our portfolio include Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. We, through a joint venture with Grupo Modelo, S.A.B de C.V. (which we refer to as “Crown Imports”), import, market and sell Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers.

Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. We conduct our business through entities we wholly own as well as a variety of joint ventures with various other entities, both within and outside the U.S.

Corporate Information

Our principal executive offices are located at 370 Woodcliff Drive, Suite 300, Fairport, New York 14450, and our telephone number is 585-218-3600. We maintain a website at www.cbrands.com. Our website and the information contained on that site, or connected to that site, are not a part of this prospectus. We are a Delaware corporation that was incorporated on December 4, 1972, as the successor to a business founded in 1945. On September 19, 2000, we changed our name to Constellation Brands, Inc. from Canandaigua Brands, Inc.

The Exchange Offer

On May 14, 2007, we completed an offering of $700,000,000 aggregate principal amount of the original notes in a transaction exempt from the registration requirements of the Securities Act. The original notes are guaranteed on a senior unsecured basis by the subsidiary guarantors. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the original notes. The exchange notes will also be guaranteed on a senior unsecured basis by the subsidiary guarantors. The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the original notes, except that the exchange notes:

•	have been registered under the Securities Act and, therefore, will contain no restrictive legends or transfer restrictions;

•	will bear a different CUSIP number from the original notes;

•	will not have registration rights; and

•	will not have the right to liquidated damages.

The following is a brief summary of the terms of the exchange offer. It likely does not contain all the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer.”

The Exchange Offer

We are offering to exchange our exchange notes, which have been registered under the Securities Act, for a like principal amount of our currently outstanding, unregistered original notes. $700.0 million aggregate principal amount of our original notes are outstanding. Original notes may only be exchanged in integral multiples of $1,000 in principal amount. See “The Exchange Offer—Terms of the Exchange Offer.”

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2008, unless we decide to extend the expiration date.

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires by following the withdrawal procedures that are described under “The Exchange Offer—Withdrawal of Tenders.”

Registration Rights Agreement

The exchange offer is intended to satisfy your registration rights under the registration rights agreement we and the subsidiary guarantors entered into with the initial purchasers of the original notes. After the exchange offer is closed, we will no longer have an obligation to register the original notes, except under limited circumstances. Under the registration rights agreement, we are required to pay liquidated damages in the form of additional interest on the original notes in certain circumstances, including if the exchange offer registration statement is not declared effective by the SEC on or before 485 days after issuance of the original notes or if the exchange offer is not consummated within 525 days after issuance of the original notes. See “The Exchange Offer—Purpose of the Exchange Offer.”

Resale of Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to other parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, and do not intend to engage in, the distribution of the exchange notes (within the meaning of the Securities Act);

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions which we may amend or waive. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes

If you wish to accept the exchange offer, you must transmit a properly completed and signed letter of transmittal, together with all other documents required by the letter of transmittal, including the certificate or certificates representing your original notes to be exchanged, to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on January 7, 2008, the expiration date of the exchange offer. In the alternative, you can tender your original notes by following the procedures for book-entry transfer, as described in this prospectus, prior to the expiration of the exchange offer. For more information on accepting the exchange offer and tendering your original notes, see “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder of the original notes promptly and instruct the registered holder to tender your notes on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures

If you cannot deliver your original notes, the letter of transmittal or any other required documentation, or if you cannot comply with The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Original Notes and Delivery of the Exchange Notes

We will accept for exchange any and all original notes that you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the exchange notes promptly following the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Material United States Federal Income Tax Consequences

We believe that the exchange of exchange notes for original notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes, but you should consult your tax adviser about the tax consequences of the exchange offer. See “Material United States Federal Income Tax Considerations.”

Consequences of Failure to Exchange

All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the indenture governing the notes. In general, you may not offer or sell your original notes unless they are registered under the federal securities laws or sold in a transaction exempt from, or not subject to, the registration requirements of federal and applicable state securities laws. As a result of the restrictions on transfer and the availability of exchange notes, any remaining original notes are likely to be much less liquid than before the exchange offer. After the exchange offer is closed, we will no longer have an obligation to register the original notes, except in limited circumstances. See “The Exchange Offer—Consequences of Failure to Exchange.”

Exchange Agent

The Bank of New York Trust Company, N.A., the trustee under the indenture for the notes, is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.” The exchange notes will have terms substantially identical in all material respects to the form and terms of the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not be subject to certain transfer restrictions, will bear a different CUSIP number from the original notes and will not entitle their holders to registration rights or rights to liquidated damages.

Issuer	Constellation Brands, Inc.

Notes Offered	$700,000,000 aggregate principal amount of 7.25% Senior Notes due 2017.

Maturity Date	May 15, 2017.

Interest

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or, if no interest has been paid on the original notes, from May 14, 2007. Interest on the exchange notes will be payable at a rate of 7.25% per annum semi-annually in arrears on May 15 and November 15 of each year. No additional interest will be paid on original notes tendered and accepted for exchange.

Ranking	The exchange notes and the guarantees thereof will be our and our subsidiary guarantors’ general unsecured senior obligations and will:

•

rank equally in right of payment to all of our and the subsidiary guarantors’ indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

be senior in right of payment to any of our and the subsidiary guarantors’ future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes and the subsidiary guarantees;

•

be effectively subordinated to all of our and the subsidiary guarantors’ senior secured indebtedness and other obligations (including our senior credit facility) to the extent of the value of the assets securing such obligations; and

•	be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors.

As of August 31, 2007, the original notes and guarantees thereof ranked effectively junior to approximately $2.39 billion of senior secured indebtedness and we had an additional $849.1 million of additional availability under the revolving portion of our senior credit facility.

Optional Redemption

We may redeem the exchange notes, in whole or in part, at any time at a price equal to 100% of the aggregate principal amount, together with accrued and unpaid interest to the redemption date, plus a “make whole” premium. See “Description of the Notes—Optional Redemption.”

Change of Control

If we experience specific kinds of changes of control, we must offer to repurchase all of the exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Subsidiary Guarantees	Each of our existing and future subsidiaries will guarantee the exchange notes on a senior unsecured basis to the extent and for so long as such entities guarantee our senior credit facility.

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•	incur liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into sale and leaseback transactions.

These covenants will be subject to important exceptions, limitations and qualifications. See “Description of the Notes—Certain Covenants.”

Absence of Public Market

The exchange notes are new securities for which there is currently no market. Although the initial purchasers in the private offering of the original notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes.

Risk Factors

You should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included and incorporated by reference in this prospectus in deciding whether to participate in the exchange offer.

RISK FACTORS

Your decision whether or not to participate in the exchange offer and own original notes or exchange notes will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus, before deciding whether or not to participate in the exchange offer.

Risks Related to the Exchange Offer

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

Original notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. Other than in connection with the exchange offer, we do not plan to register the original notes under the Securities Act. If you hold any original notes after the exchange offer is completed, you may experience difficulties selling them because of these restrictions on transfer.

Because we anticipate that most holders of original notes will elect to participate in the exchange offer, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you did not tender your original notes you will not have any further registration rights, except in limited circumstances, and your original notes will continue to be subject to certain transfer restrictions.

You must comply with the exchange offer procedures in order to receive the exchange notes.

We will only issue exchange notes in exchange for original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should carefully follow the instructions on how to tender your original notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of original notes.

Some holders who exchange their original notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Relating to the Company

Our indebtedness could have a material adverse effect on our financial health.

We have incurred substantial indebtedness to finance our acquisitions, including our expected acquisition of Beam Wine Estates, Inc. (“Beam Wine Estates”). In the future, we may incur substantial additional indebtedness to finance further acquisitions or for other purposes. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance. We do not have complete control over our future operating performance because it is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors. We cannot assure you that our business will generate sufficient cash flow from operations to meet all of our debt service requirements and to fund our capital expenditure requirements.

Our current and future debt service obligations and covenants could have important consequences to you. These consequences include, or may include, the following:

•	Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

•

Our funds available for operations, expansion or distributions will be reduced because we will dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our indebtedness;

•	Our ability to conduct our business could be limited by restrictive covenants; and

•	Our vulnerability to adverse economic conditions may be greater than less leveraged competitors and, thus, our ability to withstand competitive pressures may be limited.

Our senior credit facility and the indentures under which our debt securities have been issued contain restrictive covenants and provisions. These covenants and provisions affect our ability to grant additional liens, incur additional debt, sell assets, engage in changes of control, pay dividends, enter into transactions with affiliates, make investments and engage in certain other fundamental changes. Our senior credit facility also contains restrictions on our ability to make acquisitions and certain financial ratio tests, including a debt coverage ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. If we fail to comply with the obligations contained in the senior credit facility, our existing or future indentures or other loan agreements, we could be in default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our acquisition and joint venture strategies may not be successful.

We have made a number of acquisitions and we anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business, including our expected acquisition of Beam Wine Estates. We will need to integrate acquired businesses with our existing operations. We cannot assure you that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Integrating the operations and personnel of acquired companies into our existing operations may result in difficulties and expense, disrupt our business or divert management’s time and attention. Acquisitions involve numerous other risks, including potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. In connection with acquisitions or joint venture investments outside the U.S., we may enter into derivative contracts to purchase foreign currency in order to hedge against the risk of foreign currency fluctuations in connection with such acquisitions or joint venture investments, which subjects us to the risk of foreign currency fluctuations associated with such derivative contracts.

We have entered into joint ventures, including our joint venture with Grupo Modelo, S.A.B. de C.V. (“Modelo”), and we may enter into additional joint ventures. We share control of our joint ventures. Our joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with our goals or the goals of the joint venture. In addition, our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone. Also, there are risks and uncertainties associated with establishing joint ventures including, among others, the joint venture’s ability to operate its business successfully, the joint venture’s ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture and the strength of the joint venture’s relationships with its employees, suppliers and customers. Our failure or the failure of an entity in which we have a joint venture interest to adequately manage the risks associated with any acquisitions or joint ventures could have a material adverse effect on our financial condition or results of operations. We cannot assure you that any of our acquisitions or joint ventures will be profitable.

Competition could have a material adverse effect on our business.

We are in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of wholesalers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers, state and provincial agencies, and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

An increase in excise taxes or government regulations could have a material adverse effect on our business.

The U.S., the U.K., Canada, Australia and other countries in which we operate impose excise and other taxes on beverage alcohol products in varying amounts which have been subject to change. Significant increases in excise or other taxes on beverage alcohol products could materially and adversely affect our financial condition or results of operations. Many U.S. states have considered proposals to increase, and some of these states have increased, state alcohol excise taxes. In addition, federal, state, local and foreign governmental agencies extensively regulate the beverage alcohol products industry concerning such matters as licensing, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. Certain federal and state or provincial regulations also require warning labels and signage. New or revised regulations or increased licensing fees, requirements or taxes could also have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors, major retailers and chains for the success of our business.

In the U.S., we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. In the U.K., Canada and Australia, we sell our products principally to wholesalers and directly to major retailers and chains. The replacement or poor performance of our major wholesalers, retailers or chains could materially and adversely affect our results of operations and financial condition. Our inability to collect accounts receivable from our major wholesalers, retailers or chains could also materially and adversely affect our results of operations and financial condition.

The industry is being affected by the trend toward consolidation in the wholesale and retail distribution channels, particularly in Europe and the U.S. If we are unable to successfully adapt to this changing environment, our net income, share of sales and volume growth could be negatively affected. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

Our business could be adversely affected by a decline in the consumption of products we sell.

Since 1995, there have been modest increases in consumption of beverage alcohol in most of our product categories and geographic markets. There have been periods in the past, however, in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the U.S. and other markets in which we participate. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including:

•	A general decline in economic conditions;

•	Increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

•	A general decline in the consumption of beverage alcohol products in on-premise establishments, such as may result from smoking bans;

•	A trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;

•	The increased activity of anti-alcohol groups; and

•	Increased federal, state or foreign excise or other taxes on beverage alcohol products.

In addition, our continued success depends, in part, on our ability to develop new products. The launch and ongoing success of new products are inherently uncertain especially with regard to their appeal to consumers. The launch of a new product can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands.

We generally purchase raw materials under short-term supply contracts, and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties that could adversely affect our ability to supply goods to our customers. Increases in the costs of raw materials also directly affect us. In the past, we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceed expectations, we could experience shortages.

The wine industry swings between cycles of grape oversupply and undersupply. In a severe oversupply environment, the ability of wine producers, including ourselves, to raise prices is limited, and, in certain situations, the competitive environment may put pressure on producers to lower prices. Further, although an oversupply may enhance opportunities to purchase grapes at lower costs, a producer’s selling and promotional expenses associated with the sale of its wine products can rise in such an environment.

Glass bottle costs are one of our largest components of cost of product sold. In the U.S., Canada and Australia, glass bottles have only a small number of producers. Currently, one producer supplies most of our glass container requirements for our U.S. operations and another producer supplies substantially all of our glass container requirements for our Australian operations and a third producer supplies a majority of our glass container requirements for our Canadian operations. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Our operations subject us to risks relating to currency rate fluctuations, interest rate fluctuations and geopolitical uncertainty which could have a material adverse effect on our business.

We have operations in different countries throughout the world and, therefore, are subject to risks associated with currency fluctuations. As a result of our international acquisitions, we have significant exposure to foreign currency risk as a result of having international operations in Australia, Canada, New Zealand and the U.K. We are also exposed to risks associated with interest rate fluctuations. We manage our exposure to foreign currency and interest rate risks utilizing derivative instruments and other means to reduce those risks. We, however, could experience changes in our ability to hedge against or manage fluctuations in foreign currency exchange rates or interest rates and, accordingly, there can be no assurance that we will be successful in reducing those risks. We could also be affected by nationalizations or unstable governments or legal systems or intergovernmental disputes. These currency, economic and political uncertainties may have a material adverse effect on our results of operations, especially to the extent these matters, or the decisions, policies or economic strength of our suppliers, affect our global operations.

We have a material amount of intangible assets, such as goodwill and trademarks, and if we are required to write-down any of these intangible assets, it would reduce our net income, which in turn could have a material adverse effect on our results of operations.

We have a significant amount of intangible assets, such as goodwill and trademarks. We adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” in its entirety, on March 1, 2002. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized, but instead are subject to a periodic impairment evaluation. Reductions in our net income caused by the write-down of any of these intangible assets could materially and adversely affect our results of operations.

The termination of our joint venture with Modelo relating to importing, marketing and selling imported beer could have a material adverse effect on our business.

On January 2, 2007, we participated in establishing and commencing operations of a joint venture with Modelo, pursuant to which Corona Extra and other brands in Modelo’s Mexican beer portfolio are imported, marketed and sold by the joint venture in the U.S. (including the District of Columbia) and Guam along with certain other imported beer brands in their respective territories. Pursuant to the joint venture and related importation arrangements, the joint venture will continue for an initial term of 10 years, and renew in 10-year periods unless GModelo Corporation, a Delaware corporation and subsidiary of Diblo, S.A. de C.V., an entity owned 76.75% by Modelo and 23.25% by Anheuser-Busch, Inc., gives notice prior to the end of year seven of any term of its intention to purchase our interest we hold through our subsidiary, Barton Beers, Ltd. (“Barton”). The joint venture may also terminate under other circumstances involving action by governmental authorities, certain changes in control of us or Barton as well as in connection with certain breaches of the importation and related sub-license agreements, after notice and cure periods.

The termination of the joint venture by acquisition of Barton’s interest or for other reasons noted above could have a material adverse effect on our business, financial condition or results of operations.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

There has been increased public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. Several beverage alcohol producers have been sued in several courts regarding alleged advertising practices relating to underage consumers. Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of beverage alcohol products that results from these lawsuits could materially adversely affect our business.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our future success depends significantly on our ability to protect our current and future brands and products and to defend our intellectual property rights. We have been granted numerous trademark registrations covering our brands and products and have filed, and expect to continue to file, trademark applications seeking to protect newly-developed brands and products. We cannot be sure that trademark registrations will be issued with respect to any of our trademark applications. There is also a risk that we could, by omission, fail to timely renew a trademark or that our competitors will challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us.

Contamination could harm the integrity or customer support for our brands and adversely affect the sales of our products.

The success of our brands depends upon the positive image that consumers have of those brands. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for those brands, could adversely affect their sales. Contaminants in raw materials purchased from third parties and used in the production of our wine and spirits products or defects in the distillation or fermentation process could lead to low beverage quality as well as illness among, or injury to, consumers of our products and may result in reduced sales of the affected brand or all of our brands.

An increase in the cost of energy could affect our profitability.

We have experienced significant increases in energy costs, and energy costs could continue to rise, which would result in higher transportation, freight and other operating costs. Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases. We cannot guarantee that we will be able to pass along increased energy costs to our customers through increased prices.

Our reliance upon complex information systems distributed worldwide and our reliance upon third party global networks means we could experience interruptions to our business services.

We depend on information technology to enable us to operate efficiently and interface with customers, as well as maintain financial accuracy and efficiency. If we do not allocate, and effectively manage, the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. As with all large systems, our information systems could be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

Changes in accounting standards and taxation requirements could affect our financial results.

New accounting standards or pronouncements that may become applicable to us from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on our reported results for the affected periods. We are also subject to income tax in the numerous jurisdictions in which we generate revenues. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which we operate. Increases in income tax rates could reduce our after-tax income from affected jurisdictions, while increases in indirect taxes could affect our products’ affordability and therefore reduce our sales.

Various diseases, pests and certain weather conditions could affect quality and quantity of grapes.

Various diseases, pests, fungi, viruses, drought, frosts and certain other weather conditions could affect the quality and quantity of grapes available, decreasing the supply of our products and negatively impacting profitability. We cannot guarantee that our grape suppliers will succeed in preventing contamination in existing vineyards or that we will succeed in preventing contamination in our existing vineyards or future vineyards we may acquire. Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production. Grape growing also requires adequate water supplies. A substantial reduction in water supplies could result in material losses of grape crops and vines, which could lead to a shortage of our product supply.

Risks Relating to The Notes

The notes are unsecured and will be effectively subordinated to our secured debt.

The notes are not secured by any of our assets. As of August 31, 2007, we had $2.39 billion of secured debt and $849.1 million of unused commitments (taking into account issued and outstanding revolving letters of credit of approximately $33.9 million) under the revolving portion of our senior credit facility. Our obligations under our senior credit facility are secured by (i) first priority pledges of 100% of the ownership interests of certain of our U.S. subsidiaries and (ii) first priority pledges of 65% of the voting capital stock held by us of certain of our foreign subsidiaries. In addition, the indenture governing the notes permits us and our subsidiaries to incur significant amounts of additional debt that is secured by liens on our assets without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under our secured debt is accelerated, the holders of our secured debt would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such debt. In any such event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied following repayment of our secured debt or, if any such assets remained, such assets might be insufficient to satisfy such claims fully.

Our ability to make payments on the notes depends on our ability to receive dividends from our subsidiaries.

We are a holding company and conduct almost all of our operations through our subsidiaries. As of August 31, 2007, approximately 92% of our tangible assets were held by our subsidiaries. The capital stock and other ownership interests of our subsidiaries represent substantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the notes. See “Description of the Notes.”

The notes are guaranteed, jointly and severally, by each of our subsidiaries that guarantee our senior credit facility. Holders of the notes will not have a direct claim on assets of subsidiaries that do not guarantee the notes. As of August 31, 2007, approximately $909.4 million of our net sales were from our subsidiaries that are not guarantors of the notes.

The subsidiary guarantees may be subject to challenge under fraudulent transfer laws.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following: (i) insolvent or was rendered insolvent because of the guarantee; (ii) engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity. To the extent any guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of such guarantor and would be solely our creditors and any guarantor whose guarantee was not voided or held unenforceable. In such event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment of all liabilities of such guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided guarantee.

There may be no public market for the exchange notes and restrictions on transfer may significantly impair the liquidity of the notes.

The exchange notes are a new issue of securities, and there is currently no public market for the exchange notes. If a market for the exchange notes does develop, we also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	the interest of securities dealers in making a market for the exchange notes;

•	prevailing interest rates; and

•	the market for similar securities.

We do not intend to apply for listing of the exchange notes on any securities exchange or inclusion of the exchange notes on any automated quotation system. In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. If a market for the exchange notes develops, it is possible that the market for the exchange notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the exchange notes, regardless of our prospects and financial performance.

The subsidiary guarantees may be limited in duration.

Each subsidiary guarantor will guarantee our obligations under the notes only for so long as each subsidiary guarantor is a guarantor under our senior credit facility. If any or all of the subsidiary guarantees are released or terminated or no longer required under the senior credit facility, such subsidiary guarantee(s) will be released under the indenture. The indenture does not contain any covenants that materially restrict our ability to sell, transfer or otherwise dispose of our assets, including the capital stock and other ownership interests of our subsidiaries, or the assets of any of our subsidiaries, except as described under the caption “Description of the Notes—Limitations on Mergers, Consolidations, Etc.” in this prospectus.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Our senior credit facility also provides that certain change of control events constitute a default. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior credit facility, such default could result in amounts outstanding under our senior credit facility being declared due and payable. We would be prohibited from purchasing the notes unless, and until, such time as our indebtedness under the senior credit facility was repaid in full. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under our senior credit facility and these notes in the event of a change of control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the original notes to Banc of America Securities LLC and Citigroup Global Markets Inc., the initial purchasers, on May 14, 2007 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act and any other applicable securities law or unless applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and any such other securities laws are available.

In connection with the sale of the original notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the original notes. The registration rights agreement requires us to register the exchange notes under the Securities Act and to offer to exchange the exchange notes for the original notes. We are effecting the exchange offer to comply with the registration rights agreement. Under the registration rights agreement, we and the subsidiary guarantors are obligated:

•	to use our reasonable best efforts to file with the SEC a registration statement for the exchange offer and the exchange notes within 395 days after the date of issuance of the original notes;

•

to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than the 485th day after the date of issuance of the original notes;

•

to use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law or otherwise extended by us at our option, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes; and

•	to use our reasonable best efforts to cause the exchange offer to be consummated no later than 525 days after the date of issuance of the original notes.

Shelf Registration

In the registration rights agreement, we agreed to file a shelf registration statement if:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	the exchange offer is not consummated within 525 days after the date of issuance of the original notes;

•

any holder of original notes is prohibited by law or SEC policy from participating in the exchange offer or does not receive freely tradable exchange notes (other than due solely to the status of such holder as an affiliate of us or any subsidiary guarantor); or

•	the initial purchaser so requests with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

In any such event, we will file with the SEC promptly, but no later than (a) the 395th day after the date of issuance of the original notes, or (b) the 60th day after any such filing obligation arises, whichever is later, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

If a shelf registration statement is required, we will use our reasonable best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant outstanding notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all notes covered by it have been sold or disposed of or can be sold pursuant to Rule 144(k) under the Securities Act.

Additional Interest

If a registration default, as defined below, occurs with respect to original notes, we will be required to pay additional interest to each holder of such notes. The rate of additional interest will be 0.25% per annum on the principal amount of the original notes for the first 90-day period immediately following the occurrence of the registration default, increasing by an additional 0.25% per annum, with respect to each subsequent 90-day period, up to a maximum amount of additional interest of 1.00% per annum on the principal amount of the original notes, until the earlier of (1) the date on which all registration defaults have been cured or (2) the date on which all the notes otherwise become freely transferable by holders other than our affiliates without further registration under the Securities Act.

A “registration default” will occur if:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

•	any such registration statement is not declared effective by the SEC on or prior to the date specified for its effectiveness;

•	we fail to complete the exchange offer on or prior to the date specified for completion; or

•

any of the registration statements is declared effective but thereafter ceases to be effective or usable in connection with resales covered thereby during the periods specified in the registration rights agreement (subject to certain exceptions).

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of original notes. You may tender some or all of your original notes only in integral multiples of $1,000 in principal amount. As of the date of this prospectus, $700,000,000 aggregate principal amount of the original notes sold on May 14, 2007 are outstanding.

The terms of the exchange notes to be issued are substantially identical in all material respects to the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will bear a different CUSIP number from the original notes and will not entitle their holders to registration rights or rights to additional interest. The exchange notes will be issued under, and be entitled to the benefits of, the indenture, dated as of May 14, 2007 (the “Indenture”), among Constellation Brands, Inc., the subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

In connection with the issuance of the original notes, we arranged for the original notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the original notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered original notes when and if we have given oral (confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purpose of receiving exchange notes from us and delivering them to such holders. The exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered for exchange.

You do not have any appraisal or dissenters’ rights under law or the Indenture for the notes in connection with the exchange offer.

If we successfully complete the exchange offer, any original notes that holders do not tender or that we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The original notes will continue to accrue interest but, in general, the holders of original notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the original notes under the Securities Act. In that case, holders wishing to transfer original notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendment; Termination

The “expiration date” is 5:00 p.m., New York City time, on January 7, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the “expiration date” shall mean the latest date and time to which the exchange offer is extended. In the case of any extension, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will also notify the registered holders of original notes by public announcement via press release to a financial news service of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any original note;

•	extend the exchange offer;

•	waive any condition of the exchange offer;

•	if any of the conditions described below under “—Conditions to the Exchange Offer” have occurred, to terminate the exchange offer; and

•	amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of original notes. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of original notes of such amendment in a reasonable manner. In addition, if we make a material change to the exchange offer within five business days of the scheduled expiration date, we will extend the exchange offer period to ensure that there are at least five business days between the date we provide notice of such material change and the expiration date of the offer. We will only delay acceptance of a validly tendered original note if an extension of the exchange offer is announced.

Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in exchange for the exchange notes or, if no interest has been paid on the original notes, from May 14, 2007. Interest on the exchange notes will be payable at a rate of 7.25% per annum semi-annually in cash in arrears on May 15 and November 15 of each year, commencing November 15, 2007. We will make each interest payment to the holders of record of the exchange notes on the immediately preceding May 1 and November 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Resale of Exchange Notes

Based on an interpretation by the staff of the SEC set forth in several no-action letters issued to other parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	any exchange notes to be received by you are acquired in the ordinary course of your business;

•

you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any “affiliate” of ours to distribute the exchange notes; and

•

if you are a broker-dealer, you will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities (but not directly from us or one of our affiliates) and that you will deliver a prospectus in connection with any resale of such exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our registrar’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by DTC who desires to deliver such original notes by book-entry transfer at DTC.

Except in limited circumstances, only a holder may tender its original notes in the exchange offer. To tender original notes in the exchange offer:

•

the exchange agent must receive, before expiration of the exchange offer, a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, together with any required signature guarantees and with the certificate or certificates representing the original notes being tendered and any other required documents;

•

the exchange agent must receive, before expiration of the exchange offer, a confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC according to DTC’s standard operating procedures for electronic tenders described below under “—Book-Entry Transfer” and a properly transmitted agent’s message in lieu of a letter of transmittal as described below under “—Book-Entry Transfer”; or

•	the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the original notes held by a holder are tendered, the tendering holder should fill in the amount of original notes being tendered in the specified box in the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of original notes, the letter of transmittal and all other required documents, including through DTC’s Automated Tender Offer Program system as described below under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or original notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC will not constitute delivery to the exchange agent.

If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

•	make appropriate arrangements to register ownership of the original notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described below in “—Withdrawal of Tenders,” as the case may be, must be guaranteed by an eligible institution unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, the original notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the original notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the original notes. If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered original notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time before the expiration time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes nor shall we or any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such original notes unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, if any of the conditions described below under “—Conditions to the Exchange Offer” have occurred, the termination date and (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered original notes will only be made after a timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account, and timely receipt by the exchange agent of an “agent’s message.”

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations and warranties contained in the appropriate letter of transmittal and described above are true and correct.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering original notes that such participant has received and agrees to be bound by the terms of the notice of guaranteed delivery.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (a) whose original notes are not immediately available, (b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent before expiration of the exchange offer or (c) who cannot complete DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their original notes if:

•	the tender is made through an eligible institution;

•

before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery or an agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder and the certificate number or numbers of the original notes tendered (if applicable) and the principal amount of original notes tendered;

•	stating that the tender offer is being made by guaranteed delivery;

•

guaranteeing that, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal (or a properly transmitted agent’s message), together with certificates for the original notes tendered in proper form for transfer (or a book-entry confirmation with an agent’s message), and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal (or an agent’s message), as well as certificates for all tendered original notes in proper form for transfer (or a book-entry confirmation), and all other documents required by the letter of transmittal, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on January 7, 2008, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a timely written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “—Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive a timely electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•

identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes to be withdrawn, or, in the case of original notes transferred by book-entry transfer, as indicated below;

•	be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the original notes are to be re-registered, if different from that of the withdrawing holder.

If original notes have been tendered pursuant to the procedures for book-entry transfer described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC for withdrawals.

We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any original notes properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are validly re-tendered. Any original notes which have been tendered and which are properly withdrawn will be returned to the holder without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the original notes will be credited to an account maintained with DTC for the original notes) promptly after withdrawal. Properly withdrawn original notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any original notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the original notes, if

•	the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the SEC,

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer, or

•	the holders do not tender the original notes in accordance with the exchange offer.

These conditions are for the sole benefit of us and the subsidiary guarantors and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion prior to expiration of the exchange offer. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

Consequences of Failure to Exchange

If you do not tender your original notes to be exchanged in the exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

•

may be resold only if (a) registered pursuant to the Securities Act and other applicable securities laws, (b) an exemption from registration is available or (c) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer and the availability of the exchange notes, the original notes are likely to be much less liquid than before the exchange offer. Consequently, holders of original notes who do not participate in the exchange offer could experience significant diminution in value of their original notes, compared to the value of the exchange notes. Following the consummation of the exchange offer, in general, holders of original notes will have no further registration rights under the registration rights agreement.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes on the date of exchange. The carrying value is face value. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed when incurred and the unamortized expenses relating to the issuance of the original notes will be amortized over the term of the exchange notes. See “—Fees and Expenses.”

Regulatory Approvals

Other than pursuant to the federal securities laws, we do not believe that there are any federal or state regulatory requirements that we must comply with, or any approvals that we must obtain, in connection with the exchange offer.

Exchange Agent

The Bank of New York Trust Company, N.A., the Trustee under the Indenture for the notes, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
(212)-298-1915	Bank of New York Mellon Corporation	Bank of New York Mellon Corporation
Confirm by Telephone: (212)-815-2742	Corporate Trust Operations Reorganization Unit	Corporate Trust Operations Reorganization Unit
	101 Barclay Street – 7 East	101 Barclay Street – 7 East
	New York, N.Y. 10286	New York, N.Y. 10286
	Attn: Ms. Diane Amoroso	Attn: Ms. Diane Amoroso

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, our officers and regular employees and those of our affiliates may make additional solicitations by facsimile, telephone, other electronic means or in person.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay the expenses incurred in connection with the exchange offer. The expenses include, among others:

•	SEC registration filing fee;

•	fees and expenses of compliance with federal securities and state blue sky or securities laws;

•	expenses of messengers, delivery services and telephones;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees; and

•	printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•

certificates representing exchange notes, or original notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under the exchange offer.

If satisfactory evidence of payment of these taxes or an exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed to that tendering holder.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the original notes in like principal amount. The original notes surrendered and exchanged for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

The net proceeds of the offering of the original notes were $693.9 million, after deducting selling and offering expenses. We used all of the net proceeds of the offering of the original notes to reduce a corresponding amount of borrowings under the revolving portion of our senior credit facility, which borrowings were incurred for common stock share repurchases, our acquisition of the SVEDKA Vodka brand and related business, and for working capital.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our historical ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before provision for income taxes (adjusted, as appropriate, for equity in earnings of equity method investees) plus fixed charges less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense. “Preferred stock dividends” consist of income before taxes that was required to pay the dividends on our previously outstanding Series A mandatory convertible preferred stock. Ratios of earnings to combined fixed charges and preferred stock dividends are computed by dividing earnings by the sum of fixed charges and preferred stock dividends. On September 1, 2006, all outstanding shares of the Series A mandatory convertible preferred stock converted into shares of Class A common stock.

	For the Six Months Ended August 31,		For the Fiscal Years Ended February 28,			For the Fiscal Year Ended February 29, 2004	For the Fiscal Year Ended February 28, 2003
	2007	2006	2007	2006	2005
Ratio of Earnings to Fixed Charges	2.0x	3.0x	2.8x	3.3x	3.8x	3.0x	4.0x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.0x	2.8x	2.8x	3.1x	3.5x	2.9x	4.0x

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and total capitalization as of August 31, 2007. The completion of the exchange offer will not change the amount of debt outstanding or otherwise affect capitalization. You should read this table in conjunction with our consolidated financial statements and the related notes which are incorporated by reference in this prospectus.

As of August 31, 2007
(in millions) (Unaudited)
Cash and cash equivalents	$33.2

Long-Term Debt (including current portion):
Revolving Credit Facility	$17.0
Term Loan A	930.0
Term Loan B	1,440.0
Other Senior Debt	206.0
7.250% Senior notes due 2017	700.0
7.250% Senior notes due 2016(a)	693.6
8.000% Senior notes due 2008	200.0
8.500% Senior notes due 2009(b)	312.4
8.125% Subordinated notes due 2012	250.0

Total debt	4,749.0

Stockholders’ equity	3,188.8

Total capitalization	$7,937.8

(a)	Represents $700.0 million less $6.4 million unamortized discount.
(b)	Represents £155.0 million less £0.1 million unamortized discount, converted at a rate of £1.00 = $2.0171.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the original notes, and we will issue the exchange notes, as a single series of securities under the Indenture. The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends or transfer restrictions, will bear a different CUSIP number from the original notes, will not have registration rights and will not have the right to liquidated damages. The original notes and the exchange notes are referred to collectively as the “notes.” The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture, but does not purport to be complete and is qualified by reference to the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. The Indenture has been filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2007 and is available as described under “Where You Can Find More Information.” In this section, the word “Company” refers only to Constellation Brands, Inc. and its successors, but not to any of its subsidiaries. You can find definitions of certain terms used in this description under the heading “—Glossary.”

Principal, Maturity and Interest

On May 14, 2007, we issued an aggregate principal amount of original notes equal to $700.0 million. We may issue additional notes, which we refer to as the Additional Notes, having identical terms and conditions to the notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount. Any Additional Notes will be part of the same issue as the notes and will be treated as one class with the notes, including for purposes of voting, redemptions and offers to purchase.

The notes will mature on May 15, 2017 and will bear interest at a rate of 7.25% per year. Interest on the notes will accrue from May 14, 2007 or from the most recent interest payment date to which interest has been paid or duly provided for. We:

•	will pay interest on the notes semi-annually on May 15 and November 15 of each year, commencing November 15, 2007;

•	will pay interest to the person in whose name a note is registered at the close of business on the May 1 or November 1 preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the Trustee; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

If any interest payment date or maturity or redemption date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next Business Day.

We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The registered holder will be treated as the owner of such note for all purposes.

Subsidiary Guarantees

Our obligations under the Indenture and the notes, including the payment of principal of, and premium, if any, and interest on, the notes, will be fully and unconditionally guaranteed by our Subsidiaries that are guarantors under the Senior Credit Facility. The subsidiary guarantees will be joint and several obligations of the subsidiary guarantors.

The subsidiary guarantees will be senior unsecured obligations of each subsidiary guarantor and will rank equally with all of the other senior unsecured obligations of the subsidiary guarantor. Each subsidiary guarantee will be effectively subordinated to any secured obligations of the subsidiary guarantors. The obligations of each subsidiary guarantor under its subsidiary guarantee will provide that it be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law.

If a subsidiary guarantee were rendered voidable, it could be subordinated by a court to all other liabilities and obligations (including guarantees and other contingent liabilities) of the applicable subsidiary guarantor, and depending on the amount of such liabilities and obligations, a subsidiary guarantor’s liability under its subsidiary guarantee could be reduced to zero.

The Indenture does not contain any restrictions on the ability of any subsidiary guarantor to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s ownership interests, (ii) make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities of that subsidiary guarantor or (iii) consolidate with, merge with or into, or transfer all or substantially all of its assets to another person or entity. If a subsidiary guarantor is merged or consolidated with or into another person that is the surviving company in that merger or consolidation and (a) the surviving company becomes a guarantor under the Senior Credit Facility, then the Indenture will require that the surviving company expressly assume the obligations of the subsidiary guarantor under its subsidiary guarantee or (b) the surviving company is not a guarantor under the Senior Credit Facility and the Company delivers an officer’s certificate to the Trustee to that effect, then the surviving company will be automatically released from any obligations under the subsidiary guarantee of the subsidiary guarantor which was so merged or consolidated.

The guarantee of a subsidiary guarantor will be automatically released to the extent such subsidiary guarantor is released as a guarantor under the Senior Credit Facility or the Senior Credit Facility is refinanced, extended, substituted, replaced or renewed without such subsidiary guarantor being a guarantor or the Senior Credit Facility is otherwise terminated.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness and will be effectively subordinated to the indebtedness outstanding under the Senior Credit Facility from time to time and any other secured debt we may incur, in each case, to the extent of the value of the collateral securing such debt. Each subsidiary guarantee will be effectively subordinated to any secured obligations of the subsidiary guarantors to the extent of the value of the collateral securing such debt. The notes will be effectively subordinated to all debt and other liabilities of our subsidiaries that are not subsidiary guarantors.

We are a holding company and conduct almost all of our operations through our subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the notes and to repay the principal amount of the notes at maturity, upon redemption, acceleration or otherwise will depend upon our subsidiaries’ earnings and advances or loans made by them to us (and potentially dividends or distributions made by them to us). Our subsidiaries are separate and distinct legal entities and, except for the subsidiary guarantors’ obligations under the subsidiary guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us to do so. Our subsidiaries’ ability to make advances or loans to us or to pay dividends or make other distributions to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, if any. The Indenture will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Except with respect to the covenants described below under “—Limitation upon Liens” and “—Limitation on Sale and Leaseback Transactions”, the Indenture does not restrict or limit the ability of any of our subsidiaries to incur, create, assume or guarantee indebtedness or encumber its assets or properties. As of August 31, 2007, we had approximately $4.50 billion aggregate principal amount of senior indebtedness outstanding, of which approximately $2.39 billion was secured, and $0.25 billion aggregate principal amount of subordinated indebtedness outstanding.

Optional Redemption

We may redeem the notes in whole or in part at any time or in part from time to time, at our option, at a redemption price equal to the greater of

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Banc of America Securities LLC and Citigroup Global Markets Inc., and their successors, or, if Banc of America Securities LLC and Citigroup Global Markets Inc. are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means any of (1) Banc of America Securities LLC or Citigroup Global Markets Inc., or their successors; provided, however, that if Banc of America Securities LLC or Citigroup Global Markets Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (2) any one other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of notes to be redeemed will be sent a redemption notice by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the Trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular notes or portions of the notes for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each Holder of notes will have the right to require us to repurchase all or any part of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, we will:

•	cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

•	send, by first-class mail, with a copy to the Trustee, to each Holder of notes, at such Holder’s address appearing in the security register, a notice stating:

•

that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for payment;

•

the Change of Control Purchase Price and the repurchase date, which will be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed;

•

the circumstances and relevant facts regarding the Change of Control (including information with respect to the Company’s pro forma consolidated historical income, cash flow and capitalization after giving effect to the Change of Control); and

•

the procedures that Holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of this compliance.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the Company’s and the Company’s Subsidiaries’ property. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company and its Subsidiaries, considered as a whole, dispose of less than all of their property by any of the means described below, the ability of a Holder of notes to require us to repurchase its notes may be uncertain. In such a case, Holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Sinking Fund

The notes will not have the benefit of any sinking fund.

Certain Covenants

The Indenture contains, among others, the following covenants:

Reports to the Trustee

For so long as any notes are outstanding, we will file with the Trustee, within 15 days after we file the same with the Commission, copies of the annual reports and of the information, documents and other reports which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (or copies of such portions thereof as may be prescribed by the Commission); or, if we are not required to file with the Commission information, documents or reports pursuant to either Section 13 or Section 15(d) of the Exchange Act, then we will file with the Trustee and will file with the Commission, in accordance with rules and regulations prescribed by the Commission, such of the supplementary and periodic information, documents and reports required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations.

We and the subsidiary guarantors have also agreed that, for so long as any notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

We are required to provide the Trustee with an officers’ certificate each fiscal year stating that we have reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no Default exists or, if we know of a Default, we must identify it.

Limitation Upon Liens

The Indenture provides that, so long as any of the notes remain outstanding, we will not and will not permit any Subsidiary to issue, assume or guarantee any Funded Debt that is secured by a Lien (other than Permitted Liens) upon or with respect to any Principal Property or on the Capital Stock of any Subsidiary that owns a Principal Property unless:

•	we secure the notes equally and ratably with (or prior to) any and all Funded Debt secured by that Lien, or

•

in the case of Funded Debt other than Capital Markets Debt, immediately after giving effect to the granting of any such Lien and the incurrence of any Funded Debt in connection therewith, our Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

Limitation on Sale and Leaseback Transactions

The Indenture provides that, so long as any of the notes remain outstanding, neither we nor any Subsidiary shall enter into any arrangement with any Person (other than us or any Subsidiary) whereby we or a Subsidiary agrees to lease any Principal Property (except for leases for a term of not more than three years) which has been or is to be sold or transferred more than 120 days after the later of the date (i) such Principal Property was acquired by us or a Subsidiary and (ii) completion of construction and commencement of full operation thereof, by us or a Subsidiary to that Person unless (a) the net proceeds to us or a Subsidiary from the sale or transfer equal or exceed the fair value, as determined by the Board of Directors, of the Principal Property so leased, (b) immediately after giving effect to such Sale and Leaseback Transaction, our Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0, or (c) we, within 120 days after the effective date of the Sale and Leaseback Transaction, apply an amount equal to the fair value as determined by our Board of Directors of the Principal Property so leased to (x) the prepayment or retirement of our Funded Debt, which may include the notes, or (y) the acquisition of additional real property for us or any Subsidiary. A Sale and Leaseback Transaction shall not include any such arrangement for financing air, water or noise pollution control facilities or sewage or solid waste disposal facilities or involving industrial development bonds which are tax-exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof).

Additional Subsidiary Guarantees

In the event we (i) organize or acquire any Subsidiary after the Issue Date that is not a subsidiary guarantor and such Subsidiary, directly or indirectly, provides a guarantee under the Senior Credit Facility or (ii) causes or permits any Subsidiary that is not a subsidiary guarantor to, directly or indirectly, guarantee obligations under the Senior Credit Facility, then, in each case we shall cause such Subsidiary to simultaneously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a subsidiary guarantor under the Indenture.

Limitations on Mergers, Consolidations, Etc.

The Indenture provides that, so long as any of the notes remain outstanding, we will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets or Properties of the Company or the Company and the Subsidiaries (taken as a whole) unless either:

•	the Company will be the surviving or continuing Person; or

•

the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the “Successor”) expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of our obligations under the notes and the Indenture.

Upon any consolidation, combination or merger of the Company, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the surviving entity formed by such consolidation or into which the Company is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named therein as the Company, except in the case of a lease, the Company will be released from the obligation to pay the principal of and interest on the notes and all of our other obligations and covenants under the notes and the Indenture.

Events of Default

Each of the following is an “Event of Default”:

•	there shall be a default in the payment of the principal of (or premium, if any, on) any note at its maturity (upon acceleration, optional redemption or otherwise);

•	there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

•

there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any subsidiary guarantor contained in the notes or in the Indenture, and continuance of such default or breach for a period of 90 days after the date on which written notice specifying such default or breach and requiring the Company or such subsidiary guarantor to remedy the same and stating that such notice is a “Notice of Default” under the Indenture shall have been given to the Company or such subsidiary guarantor, as the case may be, by the Trustee, or to the Company or such subsidiary guarantor, as the case may be, and the Trustee by the Holders of at least 25% in principal amount of the then outstanding notes;

•

the failure by the Company to make any payment, on or before the end of the applicable grace period, after the maturity of any indebtedness of the Company with an aggregate principal amount then outstanding in excess of $100 million or the acceleration of indebtedness of the Company with an aggregate principal amount then outstanding in excess of $100 million as a result of a default with respect to such indebtedness, and such indebtedness, in either case, is not discharged or such acceleration shall not have been cured, waived, rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such failure to pay or acceleration and requiring the Company to cause such acceleration to be cured, waived, rescinded or annulled or to cause such indebtedness to be discharged and stating that such notice is a “Notice of Default” under the Indenture;

•

any subsidiary guarantee of a subsidiary guarantor that is a Significant Subsidiary of the Company shall for any reason cease to be, or be asserted in writing by any subsidiary guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture;

•

there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its Properties, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

•

(i) the Company commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (ii) the Company consents to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) the Company files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (iv) the Company (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its Properties, or (2) makes an assignment for the benefit of creditors.

If an Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the notes to be due and payable immediately, by a notice in writing to the Company (and the Trustee if given by the Holders of the notes). Thereupon such principal shall become immediately due and payable, and the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of notes by appropriate judicial proceeding.

At any time after such declaration of acceleration has been made but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

•	We have paid or deposited with the Trustee a sum sufficient to pay:

•	all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

•

to the extent payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, and

•	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

•

all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture; and

•	the rescission will not conflict with any judgment or decree.

No such rescission will affect any subsequent Default or impair any right consequent thereon.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

•

has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of notes outstanding;

•	has been offered indemnity satisfactory to it in its reasonable judgment; and

•	has not received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any note for enforcement of payment of the principal of or interest on such note on or after the due date therefor (after giving effect to the grace period specified in clause (2) of the first paragraph of this “—Events of Default” section).

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations and the obligations of the subsidiary guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Legal Defeasance means that we and the subsidiary guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the subsidiary guarantees, and the Indenture shall cease to be of further effect as to all outstanding notes and subsidiary guarantees, except as to

•	rights of Holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

•

our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

•	the rights, powers, trust, duties, and immunities of the Trustee, and our obligation in connection therewith, and

•	the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the subsidiary guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. We may exercise our Legal Defeasance option regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•

We must irrevocably deposit or cause to be irrevocably deposited with the Trustee and convey all right, title and interest to the Trustee for the benefit of the Holders of notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of such Holders as security for payment of the principal of and interest, if any, on the notes, and dedicated solely to, the benefit of such Holders, in and to (a) money in an amount, (b) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (1), money in an amount or (c) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of and interest on the outstanding notes on the stated maturity of such principal or interest; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal and interest with respect to the notes;

•

in the case of Legal Defeasance, we must deliver to the Trustee either (x) an opinion of counsel to the effect that Holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which opinion of counsel shall be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;

•

in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the Holders of notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of such covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

•

immediately after giving effect to such deposit, on a pro forma basis, no Default or Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit or, insofar the Events of Default under clauses (6) and (7) of the first paragraph under “—Events of Default” above are concerned, at any time during the period ending on the 91st day after such date of such deposit; and

•

we must deliver to the Trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for above relating to the defeasance have been complied with.

If the funds deposited with the Trustee to effect a defeasance are insufficient to pay the principal of and interest on the notes when due, then the obligations of us and the subsidiary guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes when either:

•

all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from this trust) have been delivered to the Trustee for cancellation, or

•

(a) all notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and, in any case, we have irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation, (b) we have paid all sums payable by us under the Indenture, and (c) we have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in principal amount of the notes then outstanding; provided that, without the consent of each Holder affected, no amendment or waiver may:

•	reduce, or change the maturity of, the principal of any note;

•	reduce the rate of or extend the time for payment of interest on any note;

•	reduce any premium payable upon redemption of the notes or change the date on which any notes are subject to redemption;

•	make any note payable in money or currency other than that stated in the notes;

•	modify or change any provision of the Indenture or the related definitions to affect the ranking of the notes or any subsidiary guarantee in a manner that adversely affects the Holders;

•	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

•

waive a default in the payment of principal of or premium or interest on any notes (except a rescission of acceleration of the notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

•	impair the rights of Holders to receive payments of principal of or interest on the notes on or after the due date therefor or to institute suit for the enforcement of any payment on the notes;

•	release any subsidiary guarantor that is a Significant Subsidiary from any of its obligations under its subsidiary guarantee or the Indenture, except as permitted by the Indenture; or

•	make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Company and the Trustee may amend the Indenture, the subsidiary guarantees or the notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of our or a subsidiary guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with the applicable provisions of the Indenture, to cause a Subsidiary of us to become a subsidiary guarantor, to release any subsidiary guarantor from any of its obligations under its subsidiary guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of us or any subsidiary guarantor will have any liability for any obligations of us under the notes or the Indenture or of any subsidiary guarantor under its subsidiary guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the subsidiary guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the Commission that this type of waiver is against public policy.

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Indenture and has been appointed by us as registrar and paying agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the notes and the subsidiary guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Glossary

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board” or “Board of Directors” shall mean our Board of Directors or (i) the Executive Committee, if any, of such Board of Directors, (ii) any other committee of such Board duly authorized to act under the Indenture, or (iii) any of our officers of duly authorized by such Board of Directors or by any duly authorized committee of such Board to act under the Indenture.

“Business Day” means any day that is not a day on which banking institutions in The City of New York are authorized or required by law or by executive order issued by a governmental authority or agency regulating such banking institutions, to close.

“Capital Lease Obligation” means any obligations of us and our Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Capital Markets Debt” means any debt securities or debt financing issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (but excluding any credit agreement) whether offered pursuant to a registration statement under the Securities Act or under an exemption from the registration requirements of the Securities Act.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders “beneficially own” (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our Board of Directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election to such Board or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) we consolidate with or merge with or into any Person or convey, transfer or lease all or substantially all of our assets to any Person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding Voting Stock is changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding Voting Stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or where (A) our outstanding Voting Stock is changed into or exchanged for (x) Voting Stock of the surviving corporation or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and (2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions of the covenant described under “—Limitations on Mergers, Consolidations, Etc.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Fixed Charge Coverage Ratio” of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of us and our Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash dividends paid on any of our preferred stock and that of our Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Funded Debt computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at our option, a fixed or floating rate of interest, shall be computed by applying at our option, either the fixed or floating rate and (ii) in making such computation, our Consolidated Interest Expense attributable to interest on any Funded Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Funded Debt during the applicable period.

“Consolidated Income Tax Expense” means for any period, as applied to the Company, the provision for federal, state, local and foreign income taxes of us and our Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Interest Expense” of the Company means, without duplication, for any period, the sum of (a) the interest expense of us and our Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by us and our Subsidiaries during such period and (ii) all capitalized interest of us and our Subsidiaries, in each case as determined in accordance with GAAP on a Consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Funded Debt incurred in connection with such acquisition or disposition of assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Income (Loss)” of the Company means, for any period, the Consolidated net income (or loss) of us and our Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of us and our Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by us or one of our Subsidiaries; (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (iv) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (v) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt by reason of being extendable or renewable) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of us and our Consolidated Subsidiaries and computed in accordance with GAAP.

“Consolidated Non-cash Charges” of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of us and our Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Funded Debt” means all indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower. When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the Issue Date.

“Holder” means any registered holder, from time to time, of the notes.

“interest” means, with respect to the notes, interest and Additional Interest, if any, on the notes.

“Issue Date” means the date on which the notes are originally issued under the Indenture.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Permitted Holders” means (a) the Estate of Marvin Sands, Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b) or an entity that satisfies the conditions of this clause (c).

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date (excluding Liens securing the Senior Credit Facility) on any Property or assets owned or leased by us or any Subsidiary;

(2) Liens securing any obligations under the Senior Credit Facility in an amount not to exceed the maximum amount permitted to be outstanding under the Senior Credit Facility on the Issue Date (including the incremental credit facility contemplated thereunder);

(3) Liens on Property or assets of, or any shares of stock securing Funded Debt of, any corporation or other Person existing at the time such corporation or other Person becomes a Subsidiary;

(4) Liens on Property, assets or shares of stock securing Funded Debt existing at the time of an acquisition, including an acquisition through merger or consolidation, and Liens to secure Funded Debt incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of any such Property, for the purpose of financing all or any part of the purchase price or construction cost of that Property;

(5) Liens on any Property or assets to secure all or any portion of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such Property or assets, or to secure Funded Debt incurred prior to, at the time of or within 180 days after the completion of such development, operation, construction, alteration, repair or improvement for the purpose of financing all or any part of such costs;

(6) Liens in favor of, or which secure Funded Debt owing to, us or a Subsidiary;

(7) Liens arising from the assignment of moneys due and to become due under contracts between us or any Subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, or pursuant to the provisions of any contract not directly or indirectly in connection with securing any Funded Debt;

(8) Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been initiated for review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired;

(9) any deposit or pledge as security for the performance of any bid, tender, contract, lease or undertaking not directly or indirectly in connection with the securing of any Funded Debt; any deposit or pledge with any governmental agency required or permitted to qualify us or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to worker’s compensation, unemployment insurance, pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’, worker’s, repairmen’s, materialmen’s or warehousemen’s liens on the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; liens for taxes not yet due and payable or being contested in good faith; any deposit or pledge in connection with appeal or surety bonds; or other deposits or pledges similar to those referred to in this clause (9);

(10) Liens created after the Issue Date on Property leased to or purchased by us or any Subsidiary after that date and securing, directly or indirectly, obligations issued by a State, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such Property;

(11) Liens arising from surveys exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of us or any of our Subsidiaries;

(12) Liens arising by operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(13) Liens arising from zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased Property, with or without consent of the lessee), none of which materially impairs the use of any parcel of Property material to the operation of the business of us or any Subsidiary or the value of such Property for the purpose of such business; and

(14) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in subparagraphs (1) through (13) above or the Funded Debt secured thereby; provided, that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same Property or assets or shares of stock that secured the Lien extended, renewed, substituted or replaced (plus improvements on such Property and any other Property or assets not then constituting a Principal Property) and (2) the Funded Debt secured by such Lien at such time is not increased.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any of our Subsidiaries, and in each case the net book value of which as of that date exceeds 2% of our Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in our latest filing with the Commission, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by us and our Subsidiaries, considered as one enterprise.

“Property” means any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among us, the subsidiary guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to we or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Senior Credit Facility” means that certain Credit Agreement, dated as of June 5, 2006, by and among us, the guarantors named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders party thereto from time to time providing for loans and other credit extensions in an amount of up to

$3,900,000,000, as amended by that certain amendment dated as of February 23, 2007, and as further amended, restated, modified, supplemented, substituted, replaced, renewed or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing all or any portion of the indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Significant Subsidiary” shall mean, as of any date of determination, any subsidiary of the Company (i) whose revenues exceed 10% of the total revenues of us, or (ii) whose net worth exceeds 10% of the total stockholders’ equity of us, in each case as of the end of the most recent fiscal year.

“Subsidiary” means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry, Delivery and Form of Securities

The notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited upon issuance with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

DTC has advised us as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of us, the subsidiary guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we, any subsidiary guarantor and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, any subsidiary guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if the Depositary notifies us in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

Neither we, any subsidiary guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and we, any subsidiary guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

THE SUBSIDIARY GUARANTORS

The subsidiary guarantors of the notes initially are the following subsidiaries of the Company: ALCOFI INC., Allberry, Inc., Barton Beers, Ltd., Barton Beers of Wisconsin, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Barton SMO Holdings LLC, Cloud Peak Corporation, Constellation Leasing, LLC, Constellation Trading Company, Inc., Constellation Wines U.S., Inc., Franciscan Vineyards, Inc., The Hogue Cellars, Ltd., Mt. Veeder Corporation, The Robert Mondavi Corporation, R.H. Phillips, Inc., R.M.E., Inc., Robert Mondavi Winery, Robert Mondavi Investments, Robert Mondavi Affiliates, Robert Mondavi Properties, Inc., Spirits Marque One LLC, Vincor Finance, LLC, Vincor International Partnership, Vincor International II, LLC, and Vincor Holdings, Inc.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material United States federal income tax consequences relevant to the exchange of exchange notes for the original notes and the ownership and disposition of the exchange notes by the beneficial owners thereof, or the holders. This discussion is limited to the tax consequences to the holders of exchange notes who acquire the exchange notes in exchange for original notes that were acquired at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address the tax consequences to holders who acquire their exchange notes in exchange for subsequently purchased original notes or to subsequent purchasers of exchange notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the exchange of exchange notes for the original notes and the ownership and disposition of the exchange notes, nor does this summary describe any federal estate tax consequences. There can be no assurance that the Internal Revenue Service, or the IRS, will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular holders in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code or special rules applicable to certain categories of holders (including dealers in securities or foreign currencies, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, tax-exempt entities, holders whose functional currency is not the United States dollar and, except, to the extent discussed below, foreign holders (as defined below)) or to holders who hold the exchange notes as part of a hedge, conversion or constructive sale transaction or other risk reduction transaction.

This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). The discussion below assumes that holders hold the exchange notes as capital assets within the meaning of Section 1221 of the Code.

If a partnership, or an entity treated as a partnership for United States federal income tax purposes, holds any exchange notes, the tax treatment of such entity and each partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the tax consequences of owning exchange notes.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF AN ACQUISITION OF EXCHANGE NOTES IN LIGHT OF SUCH INVESTOR’S PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Treatment of the exchange notes as indebtedness

We intend to take the position that, under current law and interpretations thereof, the exchange notes will be classified for United States federal income tax purposes as indebtedness. No assurance can be given, however, that the IRS will not challenge such position or, if challenged, that such a challenge will not be successful. If the IRS were to assert successfully that the exchange notes should be treated as equity for United States federal income tax purposes, the tax treatment of the exchange notes would be different than the treatment described below. The remainder of this discussion assumes that the exchange notes will be classified as indebtedness for United States federal income tax purposes.

Tax Consequences to United States Holders

The following summary is a general description of material United States federal income tax consequences applicable to a “United States holder.” For the purpose of this discussion, “United States holder” means a holder of exchange note, which holder is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof (including the District of Columbia), (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if (A) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust, or (B) it was in existence on August 20, 1996, and has a valid election in place to be a United States person.

Payments of Interest

Interest paid on an exchange note will generally be taxable to a United States holder as ordinary interest income at the time the interest accrues or is received in accordance with the United States holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption or Retirement of the Notes: General

In general, upon the sale, exchange, redemption or retirement of an exchange note, a United States holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest that the United States holder has not already included in gross income) and such holder’s adjusted tax basis in the exchange note. To the extent attributable to accrued but unpaid interest that the United States holder has not already included in gross income, the amount recognized by the United States holder will be treated as a payment of interest. See “—Payments of Interest” above.

The excess of net long-term capital gains over net short-term capital losses is subject to tax at a lower rate for noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum tax rate of 15% (for all taxable years ending on or before December 31, 2010) on capital gain realized on the disposition of a capital asset (including an exchange note) held for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Exchange Offer

The exchange of an exchange note for an original note pursuant to the exchange offer will not be taxable to the exchanging holder for United States federal income tax purposes. As a result, an exchanging holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the exchange note that includes the holding period for the original note exchanged therefor;

•	will have an adjusted tax basis in the exchange note equal to its adjusted tax basis in the original note exchanged therefor; and

•	will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of an exchange note as described above.

The exchange offer is not expected to result in any material United States federal income tax consequences to a nonexchanging holder.

Tax Consequences to Foreign Holders

The following summary is a general description of material United States federal income tax consequences to a “foreign holder.” A “foreign holder” means, for purposes of this discussion, a holder (other than a partnership, or other entity treated as a partnership for United States federal income tax purposes) that is not a United States holder. Special rules may apply to certain foreign holders such as “controlled foreign corporations,” “passive foreign investment companies” and certain United States individuals that are expatriates and such foreign holders should consult their tax advisors.

Interest

Assuming that a foreign holder’s interest income on an exchange note is not effectively connected with the conduct by such holder of a trade or business in the United States, payments of interest on such exchange note by us or any paying agent to a foreign holder will not be subject to United States federal income tax or withholding tax, provided that:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

such holder is not a bank receiving interest “on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the Code; and

•	the certification requirements under Code Section 871(h) or 881(c) and Treasury Regulations thereunder (summarized below) are met.

Payments of interest on an exchange note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax and withholding tax at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

Except to the extent otherwise provided under an applicable tax treaty, a foreign holder generally will be subject to United States federal income tax in the same manner as a United States holder with respect to interest that is effectively connected with a United States trade or business conducted by the foreign holder. Effectively connected interest income received by a corporate foreign holder may also, under certain circumstances be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected interest income will not be subject to withholding tax if the foreign holder delivers an IRS Form W-8ECI to the payor.

Repayment of Principal and Realized Gain

In general, a foreign holder of an exchange note will not be subject to United States federal withholding tax on the receipt of payments of principal on the exchange note, and a foreign holder will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of such exchange note, or receipt of principal, unless:

•	such foreign holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met;

•	the foreign holder is required to pay tax pursuant to the provisions of United States tax law applicable to certain United States expatriates; or

•

the gain is effectively connected with the conduct of a United States trade or business of or, if a tax treaty applies, is attributable to a United States permanent establishment of, the foreign holder.

Under Code Sections 871(h) and 881(c) and the underlying Treasury Regulations, in order to obtain the exemption from withholding tax described in “—Interest” and “—Repayment of Principal and Realized Gain” above, either (i) the holder of an exchange note must provide its name and address, and certify, under penalties of perjury, to us or the paying agent, as the case may be, that such holder is a foreign holder or (ii) the holder holds the exchange notes through certain intermediaries and such holder satisfies the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities for United States federal income tax purposes. In general, a certificate described in this paragraph is effective only with respect to payments of interest made to the certifying foreign holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury Regulations, the foregoing certification may be provided by the holder of an exchange note on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Federal withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder are generally allowed as a credit against the affected foreign holder’s United States federal income tax liability.

Backup Withholding and Information Reporting

Under current United States federal income tax law, backup withholding at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain holders.

In the case of a noncorporate United States holder, information reporting requirements will apply to payments of principal or interest made by us or any paying agent thereof on an exchange note. The payor will be required to withhold backup withholding tax if:

•	a holder fails to furnish its Taxpayer Identification Number, or TIN (which, for an individual, is his Social Security number) to the payor in the manner required;

•	a holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

•

under certain circumstances, a holder fails to certify, under penalties of perjury, that it has furnished a correct TIN, is a United States person, and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including entities treated as corporations for United States federal income tax purposes. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

In the case of a foreign holder, under currently applicable Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest made by us or any paying agent thereof on an exchange note (absent actual knowledge or reason to know that the holder is actually a United States holder) if such holder has provided the required certification under penalties of perjury that it is not a United States holder or has otherwise established an exemption. If such holder provides the required certification, such holder may nevertheless be subject to withholding of United States federal income tax as described above under “—Tax Consequences to Foreign Holders.” The rules regarding withholding, backup withholding and information reporting for foreign holders are complex, may vary depending on a foreign holder’s particular situation and are subject to change. In addition, special rules apply to certain types of foreign holders, including partnerships, trusts and other entities treated as pass-through entities for United States federal income tax purposes. Accordingly, foreign holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption if applicable.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any U.S. jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•	the suspension is taken by us in good faith and for a valid business reason, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on those notes; or

•	through a combination of those methods of resale;

at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

EXPERTS

The consolidated financial statements of Constellation Brands, Inc. as of February 28, 2007 and 2006, and for each of the years in the three-year period ended February 28, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2007, have been incorporated herein by reference from Constellation Brands, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 in reliance upon the reports, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Vincor International Partnership and subsidiaries and Vincor Finance, LLC as of and for the fiscal year ended March 26, 2006, have been incorporated herein by reference from Constellation Brands, Inc.’s Current Report on Form 8-K dated November 20, 2007 in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ALCOFI INC. and subsidiaries as of and for the fiscal year ended December 31, 2006, have been incorporated herein by reference from Constellation Brands, Inc.’s Current Report on Form 8-K dated November 20, 2007 in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by McDermott Will & Emery LLP.

Constellation Brands, Inc.

Offer to Exchange

$700,000,000

7.25% Senior Notes due 2017

P R O S P E C T U S

December 6, 2007